EXHIBIT 99.1

Arbutus Announces Initiation of Patient Dosing in the TKM-PLK1 HCC Expansion Cohort

Study to Further Evaluate the Effects of PLK1 Inhibition on Tumor Status in HCC Patients

VANCOUVER, British Columbia and DOYLESTOWN, Pa., Aug. 25, 2015 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (NASDAQ:ABUS), an industry-leading therapeutic solutions company focused on developing a cure for chronic hepatitis B virus infection (HBV), today announced the initiation of dosing in the 20 subject expansion cohort of the TKM-PLK1 hepatocellular carcinoma (HCC) Phase IIa clinical study. This study is designed to evaluate TKM-PLK1's safety and efficacy in treating HCC patients.

"This is an important milestone for the company as we continue the execution of our strategy to progress our HBV-related clinical candidates," said Dr. Mark J. Murray, Arbutus' President and CEO. "HCC is one of the most common cancers in the world, primarily caused by an underlying chronic HBV infection.  The goal of this study is to further evaluate the anti-tumor efficacy of TKM-PLK1 in treating HCC patients."

Trial Design

The ongoing Phase IIa TKM-PLK1 HCC clinical study is currently underway in multiple sites in Canada, the United States and Asia. TKM-PLK1 is administered weekly with each four-week cycle consisting of three once-weekly doses followed by a rest week, and the efficacy will be assessed in approximately 20 subjects. The HCC efficacy endpoint of the study is tumor response rate.

About TKM-PLK1

TKM-PLK1 targets polo-like kinase 1 (PLK1), a protein involved in tumor cell proliferation and a validated oncology target. Inhibition of PLK1 expression prevents the tumor cell from completing cell division, resulting in cell cycle arrest and death of the cancer cell. We are currently evaluating TKM-PLK1 in clinical trials with patients who have gastrointestinal neuroendocrine tumors (GI-NET), adrenocortical carcinoma (ACC) and hepatocellular carcinoma (HCC).

About Arbutus

Arbutus Biopharma Corporation is a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic hepatitis B infection (HBV). Our strategy is to target the three pillars necessary to develop a curative regimen for HBV: suppressing HBV replication within liver cells, stimulating and reactivating the body's immune system so that it can mount an effective defense against the virus and, eliminating the reservoir of viral genomic material known as covalently closed circular DNA, or cccDNA that is the source of HBV persistence. Our portfolio of assets includes a broad pipeline of drug candidates for use in combination to develop a cure for HBV. To support continuous discovery of potential novel drug candidates and technologies, Arbutus has a research collaboration agreement with the Baruch S. Blumberg Institute that provides exclusive rights to in-license any intellectual property generated through the relationship. The Baruch S. Blumberg Institute was established in 2003 by the Hepatitis B Foundation.

Arbutus is headquartered in Vancouver, BC, Canada with offices in Doylestown, PA, USA. For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward looking information within the meaning of Canadian securities laws (collectively, "forward-looking statements"). Forward-looking statements in this press release include statements about continuing the execution of a strategy to progress Arbutus' HBV-related clinical candidates; evaluating the possibility that PLK1 suppression has positive effects on HBV replication in humans; the design of the ongoing Phase IIa TKM-PLK1 HCC clinical study; and a strategy to target the three pillars necessary to develop a curative regimen for HBV.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the effectiveness of preclinical and clinical trials, and the usefulness of the data; the continued demand for Arbutus' assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause Arbutus' actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: anticipated pre-clinical and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested drug candidate; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus' products; economic and market conditions may worsen; and market shifts may require a change in strategic focus.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus' Annual Report on Form 10-K and Arbutus' continuous disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

CONTACT: Investors
         Adam Cutler
         Senior Vice President, Corporate Affairs
         Phone: 604.419.3200
         Email: acutler@arbutusbio.com

         Helia Baradarani
         Manager, Investor Relations
         Phone: 604.419.3200
         Email: hbaradarani@arbutusbio.com

         Media
         Please direct all media inquiries to: media@arbutusbio.com